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                                                  EXHIBIT 15

DELOITTE &
 TOUCHE LLP
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                         Two World Financial Center     Telephone: (212)436-2000
                         New York, New York 10281-1414  Facsimile: (212)436-5000


  December 18, 1995


  Merrill Lynch & Co., Inc.
  World Financial Center
  North Tower, 31st Floor
  New York, NY 10281

  We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim consolidated financial information of Merrill Lynch & Co., Inc. and subsidiaries as of September 29, 1995 and for the three- and nine-month periods ended September 29, 1995 and September 30, 1994 as indicated in our report dated November 10, 1995; because we did not perform an audit, we expressed no opinion on that information.

  We are aware that such report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 29, 1995, as amended by Form 10-Q/A (Amendment No. 1), is incorporated by reference in this Registration Statement.

  We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


   /s/ Deloitte & Touch LLP



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DELOITTE TOUCHE
TOHMATSU
INTERNATIONAL
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